Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-192931 on Form S-8 of our report dated June 3, 2013, relating to the combined and consolidated financial statements of Covisint Corporation and subsidiaries and the Covisint Operations of Compuware Corporation (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the financial statements prior to January 1, 2013 being prepared from the records of Compuware Corporation) appearing in the Prospectus dated September 26, 2013 filed by the Covisint Corporation, pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to Covisint Corporation’s Registration Statement No. 333-188603 on Form S-1, as amended.

/s/ DELOITTE & TOUCHE LLP

December 23, 2013
Detroit, Michigan